Exhibit 10.1

RULES

OF

THE GANNETT CO., INC. 2001

INLAND REVENUE APPROVED SUB-PLAN FOR THE EMPLOYEES OF THE

SUBSIDIARIES OF GANNETT U.K. LIMITED

Adopted by the Company on: 4 December 2001

Approved by the Inland Revenue on: 10 December 2001

Inland Revenue reference no: X22093/SY

PricewaterhouseCoopers

Plumtree Court

London EC4A 4HT

Tel:    020 7212 3103

Fax:    020 7212 2067

SCHEDULE

RULES OF THE GANNETT CO., INC. 2001

INLAND REVENUE APPROVED SUB-PLAN FOR THE

UNITED KINGDOM

1.	General

This schedule to the Gannett Co., Inc. 2001 Omnibus Incentive Compensation Plan (“the 2001 Plan”) sets out the rules of The Gannett Co., Inc. 2001 Inland Revenue Approved Sub-Plan for the Employees of the Subsidiaries of Gannett U.K. Limited (“the Sub-Plan”). The Sub-Plan will be administered by the Committee (as defined in the 2001 Plan).

2.	Establishment of Sub-Plan

Gannett Co., Inc. (“the Company”) has established the Sub-Plan under Article 19.8 of the 2001 Plan, which authorises the Company to establish sub-plans to the 2001 Plan1.

3.	Purpose of Sub-Plan

The purpose of the Sub-Plan is to enable the grant to, and subsequent exercise by, employees and directors of the Subsidiaries of Gannett U.K. Limited in the United Kingdom, on a tax favoured basis, of options to acquire Shares in the Company under the 2001 Plan.

4.	Inland Revenue approval of Sub-Plan

The Sub-Plan is intended to be approved by the Inland Revenue under Schedule 4.

5.	Rules of Sub-Plan

The rules of the 2001 Plan, in their present form and as amended from time to time, shall, with the modifications set out in this schedule, form the rules of the Sub-Plan. In the event of any conflict between the rules of the 2001 Plan and this schedule, this schedule shall prevail but only with respect to employees of the Subsidiaries of Gannett U.K. Limited.

6.	Relationship of Sub-Plan to Plan

The Sub-Plan shall form part of the 2001 Plan and not a separate and independent plan. The Sub-Plan shall have effect only with regard to employees of the Subsidiaries of Gannett U.K. Limited and shall not affect the 2001 Plan for other participants.

7.	Interpretation

In the Sub-Plan, unless the context otherwise requires, the following words and expressions have the following meanings:

Acquiring Company	a company which obtains Control of the Company in the circumstances referred to in rule 26;

Approval Date	the date on which the Sub-Plan is approved by the Inland Revenue under Schedule 4.

Associated Company	the meaning given to that expression by section 35 (1) of Schedule 4.

Award Agreement	an agreement in respect of the grant of an Option which shall be issued to an Option Holder setting out the terms and conditions of that Option;

Close Company	the meaning given to that expression by section 832 (1) of, ICTA 1988 and paragraph 9 of Schedule 4.;[2]

Committee	any committee appointed by the board of directors of the Company to administer awards to employees or directors as specified in Article 3 of the 2001 Plan.

Company	Gannett Co., Inc, a Delaware corporation.

Consortium	the meaning given to that word by section 187(7) of ICTA 1988;[3]

Control	the meaning given to that word by section 840 of ICTA 1988 and paragraph 35 (2) of Schedule 4 “Controlled” shall be construed accordingly;[4]

Date of Grant	the date on which an Option is granted to an Eligible Employee determined in accordance with Article 6.1 of the 2001 Plan;

Eligible Employee	an individual who falls within Article 5.1 of the 2001 Plan and who is: (a) an employee (other than a director) of a Participating Company; or

(b)    a director (other than a non-executive director) of a Participating Company who is contracted to work at least 25 hours per week for one or more of the Participating Companies (exclusive of meal breaks)

and who, in either case, does not have at the Date of Grant of an Option, and has not had during the preceding twelve months, a Material Interest in a Close Company which is the Company or a company which has Control of the Company or a member of a Consortium which owns the Company;

Group	the Company and its Subsidiaries from time to time;

ICTA 1988	the Income and Corporation Taxes Act 1988;

Inland Revenue	the UK Board of Inland Revenue;

Market Value

(a)    in the case of an Option granted under the Sub Plan:

(i)     if at the relevant time the Shares are listed on the New York Stock Exchange[5] the closing price of a Share on the New York Stock Exchange for the Date of Grant of the Option as reported in the Wall Street Journal;

(ii)    if paragraph (i) does not apply, the market value of a Share shall be determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992[7] and agreed in advance with Inland Revenue Shares Valuation on the Date of Grant of the Option or such earlier date or dates (not being more than thirty days before the Date of Grant) as may be agreed with the Board of Inland Revenue;

(b) in the case of an option granted under any other share option scheme, the market value of a Share determined under the rules of such scheme for the purpose of the grant of the option;

Material Interest	the meaning given to that expression by paragraph 10 of Schedule 4.

New Option	an option granted by way of exchange under rule 26.1;

New Shares	the shares subject to a New Option referred to in rule 26.1;

Option	a subsisting right to acquire Shares granted under the Sub-Plan;

Option Holder	an individual who holds an Option or, where the context permits, his legal personal representatives;

Ordinary Share Capital	the meaning given to that expression by section 832(1) of ICTA 1988;

Participating Company	a Company nominated to participate in the Sub-Plan by the Committee in accordance with rule 8;

Schedule 4	Schedule 4 of the Income Tax (Earnings and Pensions) Act 2003;

Shares	Shares of Common Stock in the Company having a par value of $1.00 per share; and

Subsidiary	a company over which Gannett U.K. Ltd has Control.

In this schedule, unless the context otherwise requires:

words and expressions not defined above have the same meanings as are given to them in the 2001 Plan; the rule headings are inserted for ease of reference only and do not affect their interpretation;

a reference to a rule is a reference to a rule in this schedule;

the singular includes the plural and vice-versa and the masculine includes the feminine; and

a reference to a statutory provision is a reference to a United Kingdom statutory provision and includes any statutory modification, amendment or re-enactment thereof.

8.	Companies participating in Sub-Plan

The companies participating in the Sub-Plan shall be the Subsidiaries of Gannett U.K. Limited nominated to participate in the Sub-Plan by the Committee.

9.	Shares used in Sub-Plan

The Shares shall form part of the Ordinary Share Capital of the Company and shall at all times comply with the requirements of paragraphs 16 to 20 of Schedule 4.

10.	Grant of Options

An Option shall be granted under and subject to the rules of the 2001 Plan as modified by this schedule.

11.	Identification of Options

An Award Agreement issued in respect of an Option shall expressly state that it is issued in respect of an Option. An option which is not so identified shall not constitute an Option.

12.	Contents of Award Agreement

Notwithstanding Article 6.2 of the 2001 Plan, an Award Agreement issued in respect of an Option shall state:

that it is issued in respect of an Option;

the Date of Grant of the Option;

the number of Shares subject to the Option;

the exercise price under the Option;

any performance target or other condition imposed on the exercise of the Option in accordance with Article 10 of the 2001 Plan; and

the date(s) on which the Option will ordinarily become exercisable.

13.	Earliest date for grant of Options

An Option may not be granted earlier than the Approval Date.

14.	Persons to whom Options may be granted

An Option may not be granted to an individual who is not an Eligible Employee at the Date of Grant.

15.	Options non transferable

Notwithstanding Article 6.8(b) of the 2001 Plan, an Option shall be personal to the Eligible Employee to whom it is granted and, subject to rule 25.1, shall not be capable of being transferred, charged or otherwise alienated and shall lapse immediately if the Option Holder purports to transfer, charge or otherwise alienate the Option.

16.	Limit on number of Shares placed under Option under Sub-Plan

For the avoidance of doubt, Shares placed under Option under the Sub-Plan shall be taken into account for the purpose of Article 4.1(a) of the 2001 Plan.

17.	Inland Revenue limit (£30,000)

Notwithstanding Articles 4.1 and 6.1 of the 2001 Plan, an Option may not be granted to an Eligible Employee if the result of granting the Option would be that the aggregate Market Value of the shares subject to all outstanding options granted to him under the Sub-Plan or any other share option scheme established by the Company or an Associated Company and approved by the Board of Inland Revenue under Schedule 4 (other than a savings-related share option scheme) would exceed sterling £30,000 or such other limit as may from time to time be specified in paragraph 6 (1) of Schedule 4. For this purpose, the United Kingdom sterling equivalent of the market value of a Share on any day shall be determined by taking the highest buying price of the bid/offer spread for that day as shown in the Financial Times.

18.	Exercise price under Options

Notwithstanding Article 6.3 of the 2001 Plan the amount payable in US dollars per Share on the exercise of an Option shall not be less than the Market Value of a Share on the Date of Grant, and shall be stated on the Date of Grant.

19.	Performance target or other condition imposed on exercise of Option

Any performance target or other condition imposed on the exercise of an Option under the 2001 Plan shall be:

19.1	objective;

19.2	such that, once satisfied, the exercise of the Option is not subject to the discretion of any person; and

19.3	stated on the Date of Grant.

If an event occurs as a result of which the Committee considers that a performance target or other condition imposed on the exercise of an Option is no longer appropriate and substitutes, varies or waives under Article 3.2 of the 2001 Plan the performance target or condition, such substitution, variation or waiver shall:

19.4	be reasonable in the circumstances; and

19.5	produce a fairer measure of performance and be neither materially more nor less difficult to satisfy.

20.	Exercise of Options by leavers

Notwithstanding Articles 5.4 and 14 of the 2001 Plan but subject to rule 25, all Options shall lapse when an Option Holder ceases to be employed within the Group.

21.	Latest date for exercise of Options

An Option may not be exercised more than ten years after the Date of Grant and to the extent not so exercised by that time the Option shall lapse immediately.

22.	Material Interest

An Option may not be exercised if the Option Holder then has, or has had within the preceding twelve months, a Material Interest in a Close Company which is the Company or which is a company which has Control of the Company or which is a member of a Consortium which owns the Company.

23.	Manner of payment for Shares on the exercise of Options

The amount due on the exercise of an Option shall be paid in US dollars in cash or by cheque or banker’s draft and may be paid out of funds provided to the Option Holder on loan by a bank, broker or other person. Notwithstanding Article 6.6 of the 2001 Plan, the amount may not be paid by the transfer to the Company of Shares or any other shares or securities. The date of exercise of an Option shall be the date on which the Company receives the amount due on the exercise of the Option.

24.	Issue or transfer of Shares on exercise of Options

Notwithstanding Article 6.6 of the 2001 Plan, the Company shall, as soon as reasonably practicable and in any event not later than thirty days after the date of exercise of an Option, issue or transfer to the Option Holder, or procure the issue or transfer to the Option Holder of, the number of Shares specified in the notice of exercise and shall deliver to the Option Holder, or procure the delivery to the Option Holder of, a share certificate in respect of such Shares together with, in the case of the partial exercise of an Option, an Award Agreement in respect of, or the original Award Agreement endorsed to show, the unexercised part of the Option, subject only to compliance by the Option Holder with the rules of the Sub-Plan and to any delay necessary to complete or obtain:

24.1	the listing of the Shares on any stock exchange on which Shares are then listed; or

24.2	such registration or other qualification of the Shares under any applicable law, rule or regulation as the Company determines is necessary or desirable.

25.	Death of Option Holder or cessation of Option Holder’s employment by reason of injury, disability, retirement or redundancy.

25.1 If an Option Holder dies before the tenth anniversary of the Date of Grant, his personal representatives shall be entitled to exercise any Options vested as of date of death at any time within the twelve month period following his death. If not so exercised, the Options shall lapse immediately. Any Options not vested as of the date of death will continue vesting during the period of twelve months following the Option Holder’s death.

25.2 Notwithstanding Articles 5.4 and 14 of the 2001 Plan, if an Option Holder ceases employment by reason of injury, disability, or retirement, the Options vested at the time of such termination may be exercised by the Option Holder, provided that such exercise occurs both before the Option Expiration Date and within three years after the Option Holder’s termination. Any Options not vested as of the date of termination will continue vesting during this post-termination period in accordance with the Options’ original vesting schedule. Upon the expiration of such post-termination exercise period, all unexercised vested Options and all unvested Options will be cancelled.

25.3 Notwithstanding Articles 5.4 and 14 of the 2001 Plan, if an Option Holder ceases employment by reason of redundancy, any Options held at the time of such termination shall lapse immediately.

26.	Change in Control of Company

26.1	Exchange of Options

If a company (“Acquiring Company”) obtains Control of the Company as a result of making:

26.1.1	a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

26.1.2	a general offer to acquire all the shares of Common Stock in the Company of the same class as the Shares.

an Option Holder may, at any time during the period set out in rule 26.2, by agreement with the Acquiring Company, release his Option in whole or in part in consideration of the grant to him of a new option (“New Option”) which is equivalent to the Option but which relates to shares (“New Shares “) in:

26.1.3	the Acquiring Company;

26.1.4	a company which has Control of the Acquiring Company; or

26.1.5	a company which either is, or has Control of, a company which is a member of a Consortium which owns either the Acquiring Company or a company having Control of the Acquiring Company.

26.2	Period allowed for exchange of Options

The period referred to in rule 26.1 is the period of six months beginning with the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

26.3	Meaning of “equivalent”

The New Option shall not be regarded for the purpose of this rule 26 as equivalent to the Option unless:

26.3.1	the New Shares satisfy the conditions in paragraphs 16 to 20 of Schedule 4 and

26.3.2	save for any performance target or other condition imposed on the exercise of the Option, the New Option will be exercisable in the same manner as the Option and subject to the provisions of the Sub-Plan as it had effect immediately before the release of the Option; and

26.3.3	the total market value, immediately before the release of the Option, of the Shares which were subject to the Option is equal to the total market value, immediately after the grant of the New Option, of the New Shares (market value being determined for this purpose in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992); and

26.3.4	the total amount payable by the Option Holder for the acquisition of the New Shares under the New Option is equal to the total amount that would have been payable by the Option Holder for the acquisition of the Shares under the Option.

26.4	Date of grant of New Option

The date of grant of the New Option shall be deemed to be the same as the Date of Grant of the Option.

26.5	Application of Sub-Plan to New Option

In the application of the Sub-Plan to the New Option, where appropriate, references to “Company” and “Shares” shall be read as if they were references to the company to whose Shares the New Option relates and the New Shares, respectively.

27.	Rights attaching to shares issued on exercise of Options

All Shares issued on the exercise of an Option shall, as to any voting, dividend, transfer and other rights, including those arising on a liquidation of the Company, rank equally in all respects and as one class with the Shares of the same class in issue at the date of such exercise save as regards any rights attaching to such Shares by reference to a record date prior to the date of such exercise.

28.	Amendment of Sub-Plan

Notwithstanding Articles 3.2, 15.6 and 16.1 of the 2001 Plan, no amendment of the Sub-Plan, whether taking the form of an amendment of the 2001 Plan or this schedule which is an amendment to a Key Feature as defined by paragraph 30 (4) of Schedule 4, shall take effect until it has been approved by the Inland Revenue.

29.	Adjustment of Options

Notwithstanding Articles 4.2 and 4.3 of the 2001 Plan, no adjustment may be made to an Option unless the adjustment is permitted by paragraph 22 of Schedule 4 and, if so permitted, the adjustment shall not take effect until it has been approved by the Inland Revenue.

No adjustment of an Option as a result of any of the following events or any combination of them referred to in Article 4.2 of the Plan shall be made under this rule 29:

stock dividend;

separation, including a spin-off or other distribution of stock or property of the Company.

30.	Tax clause

30.1	If the Company or any member of the Group (“the Relevant Company”) is liable or, in accordance with current practice, is believed by the Committee to be liable under any statute, regulation or otherwise, to account to any revenue or other authority for any sum in respect of any National Insurance Contributions, income tax or other tax (“the Tax Liability”) of the Option Holder and/or (if the Committee so determines), the Relevant Company, this Rule 30 shall apply, save in respect of Options granted prior to 1 July 2004 when secondary National Insurance Contributions shall be excluded from this Rule. When this Rule applies, the Option Holder shall indemnify and keep indemnified the Relevant Company for the Tax Liability. The Option Holder shall pay the Relevant Company a sum equal to the Tax Liability immediately upon receiving written notice of the quantum of the Tax Liability.

30.2	In respect of Options granted after 1 July 2004 the Committee may require as a condition precedent for the exercise of an Option that the prospective Option Holder shall enter into:

30.2.1	an agreement to reimburse the Relevant Company in whole or in part for any secondary Class 1 National Insurance Contributions arising on the exercise of an Option; or

30.2.2	an election with the Relevant Company to assume the liability for any secondary Class 1 National Insurance Contributions payable in respect of the Option including an agreement or election under paragraph 3A or 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992.

30.3	If the Option Holder shall fail to:

30.3.1	reimburse the Relevant Company in accordance with any agreement entered into pursuant to Rule 30, or

30.3.2	make payment to the Relevant Company immediately upon receipt of a written notice in accordance with Rule 30.1 then the Company shall be authorised by the Option Holder to sell such of the Shares as may have been allotted or transferred to the Option Holder upon the exercise of an Option as may be sufficient to release a sum which (after allowance for the costs and expenses of such a sale) may discharge (and shall be applied in discharge of) the Option Holder’s liability to the Relevant Company under this Rule 30 or any such agreement entered into in accordance with this Rule and the Company may exercise all such powers and appoint any of its officers to sign all such documents in the name of the Option Holder and as his act and deed as may be necessary for this purpose.

30.4	If any amount of the Tax Liability should not be recovered as set out above, the Option Holder shall be liable to make good any amount outstanding on demand.

31.	Exercise of discretion by the Committee

In exercising any discretion which it may have under the Sub-Plan, the Committee shall act fairly and reasonably.

32.	Disapplication of certain provisions of the 2001 Plan

(a)	The provisions of the Plan dealing with:

incentive stock options

stock appreciation rights;

performance units

performance shares

cash-based awards; and

restricted stock

shall not form part of, and no such rights may be granted under, the Sub- Plan.

(b)	The following provisions of the 2001 Plan shall not, to the extent specified, form part of the Sub-Plan

Article 11

Article 12

Article 15.3

Article 15.4

Article 17.1

Notes

[1]	The [Company] is the “Scheme Organiser” as defined in paragraph 2 (2) of Schedule 4 because it has established the Sub-Plan. In most cases, it will also be the [Company] which grants options under the Sub-Plan, although this is not a requirement of UK tax legislation.
[2]	A close company is a company which is under the control (as defined in paragraph 2 above) of five or fewer participators (eg shareholders) or of any number of participators who are directors. There are attributed to a participator all the rights and powers (eg shares of Common Stock, voting power) of, inter alia, a company which he controls or of an “associate” (eg relative) of his. Ordinarily, a company is excluded from being a close company if it is non UK resident or 35% of the voting power in the company is held by the public and its shares of Common Stock have been listed, and the subject of dealings, on a recognised stock exchange within the preceding 12 months. However, for the purpose of the material interest test (see paragraph 8 below), this exclusion does not apply with the result that the normal definition of a “close company” is extended.

[3]	A company is a member of a consortium owning another company if it is one of a number of companies which between them beneficially own not less than three-quarters of the other company’s ordinary share capital and each of which beneficially owns not less than one-twentieth of that capital.
[4]	Control means the power of a person to secure:

(a)	by means of the holding of shares of Common Stock or the possession of voting power in or in relation to that or any other body corporate; or

(b)	by virtue of any powers conferred by the articles of association or other document regulating that or any other body corporate that the affairs of the first-mentioned body corporate are conducted in accordance with the wishes of that person.

[5]	The expression “recognised stock exchange” is defined in section 841 of ICTA 1988. “Recognised stock exchange” means the London Stock Exchange Limited and any stock exchange outside the UK which has been designated by the Inland Revenue as a recognised stock exchange. This includes, inter alia, the New York Stock Exchange, NASDAQ and any exchange registered with the US Securities and Exchange Commission as a national securities exchange. However, clearance is required from the Shares of Common Stock Valuation Division before the NASDAQ price may be used to determine the market price of a NASDAQ listed share.
[7]	Market value in this context means the price which the shares of Common Stock used in the scheme might reasonably be expected to fetch on a sale in the open market (section 272 Taxation of Chargeable Gains Act 1992 (“TCGA 1992”). In making this determination, it is assumed that there is available to any prospective purchaser of the shares of Common Stock all the information which a prudent prospective purchaser of the shares of Common Stock might reasonably require if he were proposing to purchase the shares of Common Stock from a willing vendor by private treaty and at arm’s length.
[8]	A person has a material interest in a company if he, either on his own or with one or more associates, or if any associate of his with or without such other associates:

(a)	is the beneficial owner of, or able, directly or through the medium of other companies, or by any other indirect means to control, more than 25 per cent of the ordinary share capital of the company; or

(b)	where the company is a close company, possesses, or is entitled to acquire, such rights as would, in the event of the winding-up of the company or in any other circumstances, give an entitlement to receive more than 25 per cent of the assets which would then be available for distribution among the participators.
[9]	The shares used in the scheme must be:

(a)	ordinary shares;

(b)	fully paid up;

(c)	not redeemable; and

(d)	save for certain limited exceptions, not subject to any restrictions which do not apply to all shares of the same class.

The shares used in the scheme must be:

(a)	of a class listed on a recognised stock exchange; or

(b)	shares in a company which is not under the control of another company; or

(c)	shares in a company which is under the control of another company (other than a company which is, or would if resident in the UK be, a close company) whose shares are listed on a recognised stock exchange.

The shares used in the scheme form part of the ordinary share capital of:

(a)	the grantor (ie the company which has established the scheme); or

(b)	a company which has control of the grantor; or

(c)	a company which either is, or has control of, a company which is a member of a consortium owning either the grantor or a company having control of the grantor.

Where the company whose shares are to be used in a scheme has more than one class of ordinary share, the majority of the issued shares of the same class as those which are to be used must be either employee control shares (see below) or:

(a)	must not be held by persons (including trustees holding shares on behalf of such persons) who acquired their shares in pursuance of a right conferred on them or opportunity offered to them as directors or employees of any company, and not in pursuance of an offer to the public; and

(b)	if the shares are not listed on a recognised stock exchange and the company is under the control of another company whose shares are so listed, must not be held by companies which have control of the company whose shares are in question or of which that company is an associated company.

Shares are employee control shares if:

(a)	the persons holding them are, by virtue of their holding of shares of that class, together able to control the company; and

(b)	those persons are, or have been, employees or directors of the company or of another company which is under the control of the company.
[10]	UK tax legislation imposes a limit (currently £30,000) on the “value” of the outstanding options which may be held by an individual participant in an Inland Revenue approved executive share option scheme. The £30,000 limit is calculated by reference to the market value of the shares at the date of grant of the relevant option and is not recalculated for any changes in the share value during the life of the option.. When an option is exercised, the shares in respect of which the option is exercised drop out of the account for the purpose of the £30,000 limit, this creating scope for the grant of an option over further share.